EXHIBIT 99.1

press release

For further information contact:
John Hatsopoulos, American DG Energy
Telephone: 781.522.6020

American DG Energy Reports 2008 First Quarter Financial Performance

WALTHAM, MA – May 14, 2008 – American DG Energy Inc. (OTC.BB:ADGE), a leading On-Site Utility offering electricity, heat, hot water and cooling solutions to hospitality, healthcare, housing and athletic facilities, reported that revenues increased by 23% to $1,516,952 in the first quarter of 2008, over revenues of $1,230,043 in the first quarter of 2007. GAAP diluted earnings per share (EPS) were $(0.01) in the first quarter of 2008 compared to $(0.01) for the same period in 2007, and GAAP operating income was a loss of $(241,420) in the first quarter of 2008, compared to a loss of $(271,510) for the same period in 2007.

Highlights:

•                  Revenues increased 23.3%

•                  Gross margins expanded to 21.4% from 15.6%

“We are excited to report a significant improvement in our gross margins in the first quarter of 2008, together with revenue growth of 23%, said John N. Hatsopoulos, Chief Executive Officer of American DG Energy. Our operating income also improved even though we increased both our engineering and sales staff.  During the quarter, we focused on installing new energy systems that will help us achieve our goals for growth for the rest of the year. We are currently operating 52 energy systems at 28 locations in the Northeast, which represent 3,945 kW of installed electricity plus thermal energy.”

American DG Energy will hold its earnings conference call today, May 14, at 9:00 a.m. Eastern time. To listen, dial (800) 860-2442 within the U.S. or (412) 858-4600 outside the U.S. Participants should reference American DG Energy to access the call.  The earnings press release will be available on the company web site at www.americandg.com in the “Investors” section under “News Releases”. The call will be available for playback through Tuesday, May 20, 2008. To listen to the playback, call (877) 344-7529 within the U.S. or (412) 317-0088 outside the U.S. and use Playback Code 419207.

About American DG Energy

American DG Energy (OTC.BB: ADGE) supplies low-cost energy to its customers through distributed power generating systems. The company is committed to providing institutional, commercial, and small industrial facilities with clean, reliable power, cooling, heat and hot water at lower costs than charged by local utilities – without any capital or start-up costs to the energy user.  American DG Energy is headquartered in Waltham, Massachusetts. More information can be found at www.americandg.com.

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FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Important factors could cause actual results to differ materially from those indicated by such forward-looking statements, as disclosed on the company’s website and Securities and Exchange Commission filings. This press release does not constitute an offer to buy or sell securities by the company, its subsidiaries or any associated party and is meant purely for informational purposes. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its web site or otherwise. The company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

45 First Avenue • Waltham, MA 02451

phone: 781.522.6000 • fax: 781.522.6050

www.americandg.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

for the Three Months Ended March 31, 2008 and March 31, 2007

	Three Months Ended
	March 31,	March 31,
	2008	2007
	(UNAUDITED)	(UNAUDITED)

Net Sales	$1,516,952	$1,230,043

Cost of sales
Fuel and maintenance	1,077,087	945,561
Depreciation expense	115,701	92,643
	1,192,788	1,038,204
Gross profit	324,164	191,839

Operating expenses
General and administrative	348,887	283,684
Selling	114,850	115,454
Engineering	101,847	64,211
	565,584	463,349
Loss from operations	(241,420)	(271,510)

Other income (expense)
Interest & other income	47,906	63,909
Interest expense	(120,500)	(121,500)
	(72,594)	(57,591)

Net loss before minority interest	(314,014)	(329,101)

Minority interest, net of taxes	(82,135)	(46,627)
Provision for income taxes	(28,613)	—
Net loss	$(424,762)	$(375,728)

Net loss per share - basic and diluted	$(0.01)	$(0.01)

Weighted average shares outstanding - basic and diluted	32,964,221	28,188,428

Non-GAAP financial disclosure
Loss from operations	$(241,420)	$(271,510)
Depreciation expense	115,701	92,643
Stock based compensation	95,640	46,273
Adjusted loss from operations	$(30,079)	$(132,594)

CONDENSED CONSOLIDATED BALANCE SHEETS

as of March 31, 2008 and December 31, 2007

	March 31,	December 31,
	2008	2007
	(UNAUDITED)
ASSETS
Current assets
Cash and cash equivalents	$4,753,080	$5,057,482
Short-term investments	94,231	—
Accounts receivable, net	579,858	693,818
Due from related party, current	515,370	420,374
Prepaid and other current assets	101,209	77,853
Total current assets	6,043,748	6,249,527

Property, plant, and equipment, net	5,862,588	5,291,310

Accounts receivable, long- term	56,470	73,411
Due from related party, long-term	20,000	150,000
TOTAL ASSETS	11,982,806	11,764,248

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	448,615	354,091
Accrued expenses and other current liabilities	422,981	339,740
Due to affiliate	72,200	—
Total current liabilities	943,796	693,831

Convertible debentures	6,025,000	6,025,000
Total liabilities	6,968,796	6,718,831

Minority interest	1,087,001	1,058,786

Stockholders’ equity
Common stock, $0.001 par value; 50,000,000 shares authorized; 33,190,924 and 32,805,924 issued and outstanding at March 31, 2008 and December 31, 2007, respectively	33,191	32,806
Additional paid- in- capital	11,759,044	11,394,289
Accumulated deficit	(7,865,226)	(7,440,464)
Total Stockholders’ Equity	3,927,009	3,986,631
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,982,806	$11,764,248